Exhibit 99.1

PRESS RELEASE		5700 Las Positas Road
Livermore
California 94551
925 606 9200
FOR INFORMATION CONTACT:
Keith E. Pratt
Chief Financial Officer
925 606 9200

FOR RELEASE APRIL 5, 2016

McGrath RentCorp Announces Renewal of $420 Million Financing

LIVERMORE, CA - April 5, 2016 - McGrath RentCorp (NASDAQ: MGRC) (the “Company”), a diversified business to business rental company, today announced that it has renewed its $420 million credit facility with a syndicate of banks. The five year facility matures on March 31, 2021 and replaces the Company’s existing $420 million line of credit. Bank of America, N.A., served as Administrative Agent and MUFG Union Bank N.A., served as Syndication Agent. Merrill Lynch, Pierce, Fenner & Smith Incorporated served as the Sole Lead Arranger and Sole Book Runner.

The proceeds of the facility will be used for working capital, capital expenditures and other general corporate purposes. Additional information regarding the new credit facility is available in the Company’s current report on Form 8-K, to be filed with the SEC on April 5, 2016.

ABOUT MCGRATH RENTCORP

Founded in 1979, McGrath RentCorp is a diversified business-to-business rental company. The Company’s Mobile Modular division rents and sells modular buildings to fulfill customers’ temporary and permanent classroom and office space needs in California, Texas, Florida, and the Mid-Atlantic from Washington D.C. to Georgia. The Company’s TRS-RenTelco division rents and sells electronic test equipment and is one of the leading rental providers of general purpose and communications test equipment in the Americas. The Company’s Adler Tank Rentals subsidiary rents and sells containment solutions for hazardous and nonhazardous liquids and solids with operations today serving key markets throughout the United States. In 2008, the Company entered the portable storage container rental business under the trade name Mobile Modular Portable Storage. Today, the business is located in the key markets of California, Texas, Florida, Northern Illinois, New Jersey and most recently entered the North Carolina region. For more information on McGrath RentCorp and its operating units, please visit our websites:

Corporate - www.mgrc.com

Tanks and Boxes - www.adlertankrentals.com

Modular Buildings - www.mobilemodular.com

Portable Storage - www.mobilemodularcontainers.com

Electronic Test Equipment - www.trs-rentelco.com

School Facilities Manufacturing - www.enviroplex.com